UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 24, 2016, Equifax Inc. (“Equifax”) completed the acquisition of 100% of the ordinary voting shares of Veda Group Limited (“Veda”), for a cash consideration of approximately $1.7 billion (2.4 billion Australian dollars), and debt assumed of $189.5 million (261.9 million Australian dollars) of Veda’s corporate debt, resulting in an acquisition of estimated total enterprise value of approximately $1.9 billion (2.6 billion Australian dollars). The unaudited pro forma condensed combined financial information and explanatory notes present how the combined balance sheets of Equifax and Veda may have appeared had the businesses actually been combined as of December 31, 2015 and how the combined income statement may have appeared for the year ended December 31, 2015, assuming the acquisition of Veda (the “Acquisition”) and related financing transactions were completed on January 1, 2015. Veda reports in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), whereas Equifax reports in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Veda’s consolidated financial statements have been adjusted for purposes of these unaudited pro forma condensed combined financial statements to be presented on a US GAAP basis consistent with the financial statements of Equifax. In addition, certain financial information of Veda as presented in its consolidated financial statements has been reclassified to conform to the historical presentation of Equifax’s consolidated financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information shows the impact of the Veda acquisition on the combined balance sheet and the combined income statement under the acquisition method of accounting with Equifax treated as the acquirer. Under this method of accounting, identifiable tangible and intangible assets acquired and liabilities assumed are recorded by Equifax at their estimated fair values as of the date the acquisition is completed. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill. The unaudited pro forma preliminary business combination adjustments for the Acquisition include the business combination adjustments Equifax recorded in accounting for the Acquisition, which was completed on February 24, 2016, based upon the fair value of the assets acquired and liabilities assumed. As of the issuance of this document, the purchase price allocation adjustments are estimates and may be further refined as additional information becomes available post-acquisition.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the United States Securities and Exchange Commission (SEC) and is not necessarily indicative of the condensed consolidated financial position or results of operations that would have been realized had the Acquisition occurred as of the dates indicated above, nor is it meant to be indicative of any anticipated condensed consolidated financial position or future results of operations that the combined entity will experience after the Acquisition. As required, the unaudited pro forma condensed combined financial information includes adjustments which give effect to events that are directly attributable to the Acquisition and the related financing transactions and are factually supportable; as such, any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the Acquisition completion date are not included. In addition, the pro forma condensed combined income statement includes adjustments which are expected to have a continuing impact. The accompanying unaudited pro forma condensed combined income statement also does not include any expected cost savings or other post-combination actions which may be achieved. Additionally, the accompanying unaudited pro forma condensed combined income statement does not include the impact of any non-recurring charges that are directly related to the acquisition. There were no transactions between Equifax and Veda that need to be eliminated.

The unaudited pro forma condensed consolidated financial information is derived from and should be read in conjunction with the historical audited consolidated financial statements of Equifax (which are available in Equifax’s Annual Report on Form 10-K for the year ended December 31, 2015), the audited consolidated financial statements of Veda for the year ended June 30, 2015, and the unaudited interim condensed consolidated financial statements of Veda for the six months ended December 31, 2015 (which are found in Veda’s audited consolidated financial statements for the year ended June 30, 2015, included in Exhibit 99.1).

Equifax Inc.
Unaudited Pro Forma Condensed Combined Income Statement
For the Year Ended December 31, 2015
(Amounts in millions, except per share data)

	Historical Equifax	Historical Veda (Note 8)	IFRS to US GAAP Adjustments for Veda (Note 3)		Reclassification Adjustments (Note 4)	Adjustments for Acquisition Accounting (Note 7)		Adjustments for Financing Arrangement (Note 7)		Pro Forma Combined

Operating revenue	$2,663.6	$268.3	$(2.9)	3a	$—	$—		$—		$2,929.0
Operating expenses:			—		—	—		—		—
Cost of services (exclusive of depreciation and amortization below)	887.4		—		126.1	—		—		1,013.5
Costs of external data and products used for resale		49.4	11.9	3a, 3b	(61.3)	—		—		—
Selling, general and administrative expenses	884.3		—		39.8	(4.5)	7j	—		919.6
Employee benefits expense		77.3	(0.7)	3d	(76.6)	—		—		—
Software, technology and communication costs		8.7	—		(8.7)	—		—		—
Occupancy costs		4.4	—		(4.4)	—		—		—
Professional and legal fees		3.4	—		(3.4)	—		—		—
Travel and accommodation		2.6	—		(2.6)	—		—		—
Marketing and publications		3.4	—		(3.4)	—		—		—
Other operating expenses		5.1	—		(5.1)	—		—		—
Depreciation and amortization	198.0	23.6	(5.8)	3b	—	51.8	7a	—		267.6
Total operating expenses	1,969.7	177.9	5.4		0.4	47.3		—		2,200.7
Operating income	693.9	90.4	(8.3)		(0.4)	(47.3)		—		728.3
Interest expense	(63.8)		—		(9.2)	—		(25.9)	7c	(98.9)
Finance income		0.4	—		(0.4)	—		—		—
Finance expenses		(9.2)	—		9.2	—		—		—
Share of net profit from associates		3.3	—		(3.3)	—		—		—
Equifax acquisition related expenses		(2.4)	1.5	3d	0.8	—		—		(0.1)
Other income (expense), net	6.5		—		2.9	(5.9)	7b, 7j	—		3.5
Consolidated income before income taxes	636.6	82.5	(6.8)		(0.4)	(53.2)		(25.9)		632.8
Provision for income taxes	(201.8)	(22.4)	2.0	3c	0.1	16.0		9.4	7i	(196.7)
Consolidated net income	434.8	60.1	(4.8)		(0.3)	(37.2)		(16.5)		436.1
Less: Net income attributable to noncontrolling interests	(5.7)	(0.5)	—		—	—		—		(6.2)
Net income attributable to Equifax	$429.1	$59.6	$(4.8)		$(0.3)	$(37.2)		$(16.5)		$429.9
Amounts attributable to Equifax:
Basic earnings per share attributable to Equifax	$3.61									$3.62
Weighted-average shares used in computing basic earnings per share	118.7									118.7
Diluted earnings per share attributable to Equifax	$3.55									$3.56
Weighted-average shares used in computing diluted earnings per share	120.9									120.9

Equifax Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
December 31, 2015
(Amounts in millions, except per share data)

	Historical Equifax	Historical Veda (Note 8)	IFRS to US GAAP Adjustments for Veda (Note 3)		Reclassification Adjustments (Note 4)	Adjustments for Acquisition Accounting (Note 7)		Adjustments for Financing Arrangement (Note 7)	Pro Forma Combined

ASSETS
Current assets:
Cash and cash equivalents	$93.3	$21.7	$—		$—	$(46.0)	7j	$—	$69.0
Trade accounts receivable, net	349.8		—		34.0	—		—	383.8
Trade and other receivables		34.0	—		(34.0)	—		—	—
Prepaid expenses	39.3		—		2.3	—		—	41.6
Other current assets	79.2		—		3.1	1.3	7c	—	83.6
Other prepayments and deposits		2.3	2.9	3a	(5.2)	—		—	—
Total current assets	561.6	58.0	2.9		0.2	(44.7)		—	578.0

Receivables		2.0	—		(2.0)	—		—	—
Investments in equity-accounted investees		25.7	—		(25.7)	—		—	—
Property and equipment, net	366.8	4.5	—		—	—		—	371.3
Deferred tax assets			7.8	3c	(7.8)			—	—
Goodwill	2,571.0		—		607.1	805.6	7h	—	3,983.7
Intangible assets		707.9	(21.0)	3b	(686.9)	—		—	—
Indefinite-lived intangible assets	94.7		—		—	—		—	94.7
Purchased intangible assets, net	827.9		—		79.9	576.0	7a	—	1,483.8
Other assets, net	87.0		—		36.1	0.2	7b	—	123.3
Total assets	$4,509.0	$798.1	$(10.3)		$0.9	$1,337.1		$—	$6,634.8

	Historical Equifax	Historical Veda (Note 8)	IFRS to US GAAP Adjustments for Veda (Note 3)		Reclassification Adjustments (Note 4)	Adjustments for Acquisition Accounting (Note 7)		Adjustments for Financing Arrangement (Note 7)		Pro Forma Combined

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities	$49.3		$—		$0.4	$180.1	7c	$994.1	7c	$1,223.9
Trade and other payables		21.1	—		(21.1)	—		—		—
Accounts payable	40.6		—		6.0	—		—		46.6
Accrued expenses	112.7		—		14.2	15.8	7e	—		142.7
Accrued salaries and bonuses	139.2		—		7.8	—		—		147.0
Deferred revenue	96.8	4.8	8.2	3a	1.2	(11.6)	7d	—		99.4
Derivative financial instruments		0.2	—		(0.2)	—		—		—
Current tax liabilities			0.7	3c	(0.7)	—		—		—
Provisions		5.8	—		(5.8)	—		—		—
Employee benefit obligations		7.1	—		(7.1)	—		—		—
Other current liabilities	165.2		—		4.3	—		—		169.5
Total current liabilities	603.8	39.0	8.9		(1.0)	184.3		994.1		1,829.1
Long-term debt	1,145.9	180.1	—		1.5	(181.6)	7c	760.0	7c	1,905.9
Provisions		9.9	—		(9.9)	—		—		—
Deferred income tax liabilities, net	205.5	0.7	—		(0.7)	138.4	7e	—		343.9
Employee benefit obligations		1.0	—		(1.0)	—		—		—
Long-term pension and other postretirement benefit liabilities	146.4		—		—	—		—		146.4
Other long-term liabilities	57.0	4.4	—		12.3	8.6	7f	—		82.3
Total liabilities	2,158.6	235.1	8.9		1.2	149.7		1,754.1		4,307.6
Equifax shareholders' equity:
Preferred stock			—		—	—		—		—
Common stock	236.6		—		580.1	(580.1)	7g	—		236.6
Paid-in capital	1,260.5		—		7.0	(7.0)	7g	—		1,260.5
Contributed equity		580.1	—		(580.1)	—		—		—
Other reserves		12.4	2.2	3d	(14.6)	—		—		—
Retained earnings	3,834.4		—		(19.8)	(10.1)	7g	—		3,804.5
Accumulated losses		(31.8)	(21.4)	3e	53.2	—		—		—
Accumulated other comprehensive loss	(484.8)		—		(24.9)	24.9	7g	—		(484.8)
Treasury stock	(2,529.9)		—		(1.2)	1.2	7g	—		(2,529.9)
Stock held by employee benefits trusts	(5.9)		—		—	—		—		(5.9)
Total Equifax shareholders' equity	2,310.9	560.7	(19.2)		(0.3)	(571.1)		—		2,281.0
Noncontrolling interests	39.5	2.3			—	4.4	7g			46.2
Total equity	2,350.4	563.0	(19.2)		(0.3)	(566.7)		—		2,327.2
Total liabilities and equity	$4,509.0	$798.1	$(10.3)		$0.9	$(417.0)		$1,754.1		$6,634.8

Note 1 - Description of Acquisition

On February 24, 2016, Equifax completed the purchase of 100% of the ordinary voting shares of Veda, for cash consideration of approximately $1.7 billion, and Veda debt assumed of $189.5 million, resulting in an estimated total enterprise value of approximately $1.9 billion. In addition, Equifax paid approximately $3.6 million (5.0 million Australian dollars) to holders of equity instruments that the Veda board approved for accelerated vesting as part of the acquisition. This portion of the accelerated vesting was considered a post-combination expense and excluded from the acquisition consideration. Equifax financed the transaction through a combination of new debt, including an $800 million three-year delayed draw term loan facility (the “Term Loan”), an $800 million 364-day revolving credit facility (the “364-day Revolver”) and commercial paper. Our commercial paper program is supported by a $900.0 million five-year unsecured revolving credit facility.

Note 2 - Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet related to the Acquisition is included as of December 31, 2015 and the unaudited pro forma condensed combined income statement is included for the year ended December 31, 2015. Veda reports in accordance with IFRS as issued by the IASB, whereas Equifax reports in accordance with US GAAP. Equifax’s management has adjusted the unaudited pro forma condensed combined financial statements to reflect Veda’s financial statements on a consistent US GAAP basis with Equifax. The IFRS to US GAAP adjustments are unaudited. The adoption of new or changes to existing US GAAP subsequent to the unaudited condensed combined pro forma financial statement dates may result in changes to the presentation of the preliminary unaudited pro forma condensed combined financial information, if material. The historical financial statements of Veda also have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the historical financial statements of Equifax.

The unaudited pro forma condensed combined financial information shows the impact of the Acquisition on the combined balance sheets and the combined income statement under the acquisition method of accounting with Equifax treated as the acquirer. The acquisition method of accounting, provided by ASC 805 Business Combinations, uses the fair value concepts defined in ASC 820 Fair Value Measurement. Under this method of accounting, the assets and liabilities of Veda are recorded by Equifax based on estimated fair values at the date of acquisition, where fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” The fair value of Veda’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a fair value estimate as of February 24, 2016. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Fair value measurements may require extensive use of significant estimates and management’s judgment, and it is possible the application of reasonable judgment could produce varying results based on a range of alternative estimates using the same facts and circumstances. Because the Acquisition was recently consummated, our access to information to make such estimates was limited. As such, certain market based assumptions were used when data was not available; however, management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Subsequent to the Acquisition completion dates, there may be further refinements of the business combination adjustments as additional information becomes available. Increases or decreases in fair value of certain balance sheet amounts and other items of Veda as compared to the information presented in this document may change the amount of the business combination adjustments to goodwill and other assets and liabilities and may impact the income statement due to adjustments in yield and/or amortization of adjusted assets and liabilities.

Note 3 - Adjustments from IFRS to US GAAP

The accompanying unaudited pro forma condensed combined financial statements were prepared based on the following historical financial information of Veda:

•
The unaudited pro forma condensed combined balance sheet as of December 31, 2015 includes information from the unaudited interim condensed consolidated statement of financial position of Veda as of December 31, 2015, prepared using IFRS as issued by the IASB, which Equifax management adjusted to reflect Veda’s consolidated financial statements on a consistent US GAAP basis with Equifax. These adjustments to US GAAP are unaudited; and

•
The unaudited pro forma condensed combined income statement for the fiscal year ended December 31, 2015 includes information from the audited consolidated statement of comprehensive income of Veda for the fiscal year ended June 30, 2015, and unaudited interim condensed consolidated statement of comprehensive income of Veda for the six month period ended December 31, 2015, both prepared using IFRS as issued by the IASB, which Equifax management adjusted to reflect Veda’s consolidated financial statements on a consistent US GAAP basis with Equifax. These adjustments to US GAAP are unaudited.

This footnote should be read in conjunction with “Note 1 - Description of Acquisition,” “Note 2 - Basis of Pro Forma Presentation,” and “Note 4 - Accounting Policies and Reclassifications.” Adjustments included in the column “IFRS to US GAAP Adjustments for Veda” to the accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2015 and to the accompanying unaudited pro forma condensed combined income statements for the fiscal year ended December 31, 2015 are represented by the following:

a.
Reflects the IFRS to US GAAP adjustments to revenue, costs of external data and products used for resale, other prepayments and deposits, and deferred revenue of $2.9 million, $2.1 million, $2.9 million and $8.2 million, respectively. The increase to deferred revenue is due to the differences in the determination of stand-alone value related to multi-element revenue contracts which results in a timing difference in revenue recognition. The increase to other prepayments and deposits and decrease to costs of external data and products used for resale are a result of the corresponding costs that would be deferred. The revenue decrease is a result of both the difference in the determination of stand-alone value related to multiple-element revenue contracts and certain contracts that require net presentation versus gross presentation under US GAAP.

b.
Reflects the IFRS to US GAAP adjustments to costs of external data and products used for resale of $14.0 million. Data purchases were capitalized under IFRS and data purchases are expensed as period costs under US GAAP. Intangible assets decreased by $21.0 million to eliminate the data purchases previously capitalized and depreciation and amortization decreased by $5.8 million to eliminate amortization of the data purchases previously capitalized.

c.	Reflects the income tax impact of the IFRS to US GAAP adjustments discussed in 3(a) and 3(b).

d.
Reflects the IFRS to US GAAP adjustments in Employee benefits expense, Equifax acquisition related expenses and other reserves of $0.7 million, $1.5 million and $2.2 million, respectively.  The adjustment to Employee benefits expense relates to the change in the initial recognition date of share-based compensation from inception date to grant date under US GAAP.  The adjustment to Equifax acquisition related expenses is due to acceleration of share based payment awards that did not meet the threshold to be recorded under US GAAP. The Other reserves included both adjustments discussed above.

e.	Reflects the impact on accumulated losses of the IFRS to US GAAP adjustments, net of tax, discussed in 3(a), (b) and (d).

At this time, Equifax is not aware of any other differences between Veda’s IFRS-based consolidated financial statements and financial statement requirements for US GAAP that would have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

Note 4 - Reclassification Adjustments

Equifax performed certain procedures for the purpose of identifying any material differences in significant accounting policies between Equifax and Veda, and any accounting adjustments that would be required in connection with adopting uniform policies. Procedures performed by Equifax involved a review of Veda’s publicly disclosed summary of significant accounting policies, including those disclosed in Veda’s Annual Report for the year ended June 30, 2015 and discussion with Veda management regarding Veda’s significant accounting policies to identify material adjustments. There were no adjustments required in the unaudited pro forma condensed combined financial statements.

Additionally, the consolidated financial statements of Veda presented herein have been adjusted by reclassifying certain line items in order to conform to Equifax’s financial statement presentation; these reclassifications are reflected in the column “Reclassification Adjustments.” The reclassification adjustments on the statements of operations pertain to the following: (1) reclassification of costs of external data and products used for resale into cost of services; (2) reclassification of employee benefits expense, software, technology and communication costs, occupancy costs, professional and legal fees, travel and accommodation, marketing and publications, and other operating expenses into cost of services and selling, general, and administrative expenses, as appropriate; (3) reclassification of finance income and share of net profit from associates into other income (expense), net; and (4) reclassification of finance expenses into interest expense.

The reclassification adjustments on the balance sheet pertain to the following: (1) reclassification of trade and other receivables into trade accounts receivable, net; (2) reclassification of other prepayments and deposits into prepaid expenses and other current assets; (3) reclassification of receivables and investments in equity-accounted investees into other assets, net; (4) reclassification of intangible assets into goodwill and purchased intangible assets, net; (5) reclassification of deferred tax assets and deferred tax liabilities into other assets, net; (6) reclassification of trade and other payables into short term debt, accounts payable, accrued expenses, accrued salaries and bonuses, deferred revenue, and other current liabilities; (6) reclassification of current tax liabilities, provisions, and employee benefit obligations into other current liabilities, accrued salaries and bonuses, and accrued expenses, as appropriate; (7) reclassification of derivatives into long term debt; (8) reclassification of provisions and employee benefit obligations into other long-term liabilities; (9) reclassification of contributed equity into common stock; (10) reclassification of other reserves into accumulated other comprehensive loss, paid-in capital, and treasury; and (11) reclassification of accumulated losses into retained earnings.

Note 5 - Transaction Financing

As of the acquisition date, Equifax paid 2.825 Australian dollars per share for approximately 887 million shares for total purchase consideration of approximately $1.7 billion, and Veda debt assumed of $189.5 million, resulting in an estimated total enterprise value of approximately $1.9 billion.

The following is a summary of the assumed financing transactions related to the acquisition (in millions):

Description	Amount
Commercial paper	$635.0
Term Loan	800.0
364-day Revolver	319.1
Total	$1,754.1

The debt structure and interest rates used for purposes of preparing the accompanying unaudited pro forma condensed combined financial statements reflect the actual debt structure and interest rates incurred by Equifax at the date of acquisition, which may be different than the pro forma period presented.

Note 6 - Consideration Transferred and Preliminary Fair Value of Net Assets Acquired

The Acquisition has been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill.

Based on (1) the number of shares of Veda common stock outstanding as of February 24, 2016, and (2) the number of options to purchase Veda common stock, restricted stock, restricted stock units and deferred stock units outstanding at February 11, 2016 as required in the Merger Agreement, the total consideration was $1.7 billion.

At the close of the Acquisition, certain Veda equity awards were accelerated and the awards were canceled. Equifax allocated purchase price consideration of $3.6 million for the portion of the fair value of the shares related to post-combination services (awards for which vesting was accelerated as a result of the change in control, for which related services were not provided as of the date of the transaction). This post-combination compensation expense has been excluded from the unaudited pro forma condensed combined income statement as they reflect charges directly attributable to the Acquisition that will not have a continuing impact on Equifax's operations; however, it has been reflected as an adjustment to cash, deferred income tax liabilities, net and retained earnings, net of tax on the unaudited pro forma combined balance sheet.

The following is a summary of the preliminary estimated fair values of the net assets acquired and the debt assumed of $180.5 million as of December 31, 2015:

Total consideration transferred	$1,754.1
Cash and cash equivalents	21.7
Trade accounts receivable, net and other current assets	40.7
Intangible assets	655.9
Other assets	40.8
Total assets	759.1

Current liabilities	60.9
Deferred income taxes	154.3
Debt	180.5
Other long-term liabilities	18.8
Total liabilities	414.5
Noncontrolling interest	6.7
Net assets to be acquired	337.9
Goodwill	$1,416.2

The primary areas of the purchase price that are not yet finalized are related to income taxes, provisions, unearned revenue, intangible assets, property and equipment, working capital, amortization and depreciation lives, and residual goodwill, including the allocation between reporting units. Accordingly, adjustments may be made to the values of the assets acquired and liabilities assumed as additional information is obtained about the facts and circumstances that existed at the valuation date. The valuations consists of discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

The final consideration, and amounts allocated to assets acquired and liabilities assumed in the Acquisition could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the Acquisition from those preliminary valuations presented in these unaudited pro forma condensed combined financial statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Acquisition. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in these unaudited pro forma condensed combined financial statements.

Note 7 - Preliminary Pro Forma Adjustments Related to the Acquisition

The preliminary pro forma adjustments included in the unaudited pro forma condensed combined financial statements related to the Acquisition are as follows:

(a)    Intangible assets, net – Adjustment reflects the preliminary fair market value of identifiable intangible assets acquired in relation to the Acquisition. The preliminary fair values assigned to the intangible assets acquired from Veda is as follows:

Estimated fair value	$655.9
Less: Veda book value of intangible assets	(79.9)
Pro forma adjustment to intangible assets	$576.0

Amortization of intangibles and other assets – Adjustment reflects the preliminary incremental amortization expense associated with the fair value of the identifiable intangible assets acquired in the Acquisition of $655.9 million for the year ended December 31, 2015.

The preliminary amortization expense for the intangible assets acquired from Veda is as follows:

Intangible assets, net	Estimated useful life (years)	Preliminary fair value	Amortization expense for the year ended December 31, 2015
Customer relationships	15	$163.9	$10.9
Purchased data files	15	374.2	24.9
Software platforms	4.5	84.2	18.7
Trade names	1	9.8	9.8
Non-competition agreement	1	3.8	3.8
Total		$635.9	68.1
Less: Veda historical amortization expense			(16.3)
Pro forma adjustment to amortization of intangibles and other assets			$51.8

The estimated fair value of amortizable intangible assets is expected to be amortized on a straight-line basis over the estimated useful lives. The amortizable lives reflect the periods over which the assets are expected to provide material economic benefit. With other assumptions held constant, a 10% increase in the fair value adjustment for amortizable intangible assets would increase annual pro forma amortization by approximately $6.8 million. In addition, with other assumptions held constant, a one-year change in the estimated useful lives of the customer relationships, purchased data files, software platforms and trade names would change annual amortization expense by approximately $12.4 million. Note that the software platforms exclude the in-process software projects of approximately $20.0 million.

(b)    Other assets, net – Adjustment reflects the preliminary change in fair value of the equity method investments acquired in relation to the Acquisition, as well as the $2.0 million in receivables from employees that was settled upon the completion of the Acquisition and the reclassification of the deferred tax assets of $7.1 million to deferred tax liabilities, net. The preliminary fair values assigned to the equity method investments acquired from Veda and the impact of settlement of receivables from employees is as follows:

Estimated fair value of equity method investments	$36.3
Less: Veda book value of equity method investments	(25.7)
Less: Settlement of receivables from employees	(2.0)
Less: Deferred tax asset	(7.1)
Less: Debt issuance costs	(1.3)
Pro forma adjustment to equity method investments	$0.2

The preliminary amortization related to the difference between the fair value and the cost basis of the intangibles related to the equity method investments was $1.3 million and is reflected in other income (expense), net.

(c)    Debt – To fund the Acquisition, Equifax incurred $1,754.1 million of additional debt, as described in Note 5. Shortly after the acquisition we extinguished Veda's debt that we assumed. Due to the change in control provisions triggered by the Acquisition, we have reclassified the assumed Veda debt of $180.1 million to short-term as of December 31, 2015. In addition, $994.1 million of the transaction financing is in short-term debt and the remaining $760.0 million is included in long-term debt. Additionally, debt issuance costs of $1.3 million were reclassified to other current assets.

Interest expense – The pro forma adjustment to interest expense reflects the additional interest expense that would have been incurred during the historical periods presented assuming the Acquisition and the funding of the Term Loan, the 364-day Revolver and our $900 million five-year revolving credit facility (collectively, the “Senior Credit Facilities”) had occurred as of January 1, 2015. In addition, the Company has extinguished the assumed debt of $180.5 million from the Acquisition by drawing down on the 364-day Revolver, and as such has replaced the interest expense related to the assumed debt from the historical interest expense of Veda for 2015 with the additional interest on the 364-day Revolver.

Composition of new debt and related interest expense	Weighted Average Interest Rate	Debt	Interest expense for the year ended December 31, 2015
Total new debt (Note 5) and related interest expense	1.29%	$1,754.1	$23.6
Amortization of new debt issuance costs			2.3
Proforma adjustment to interest expense			$25.9
The actual interest rates related to such borrowings may differ and, for every 0.125% variance in the interest rate, the interest expense would change by $2.2 million.

Equifax incurred $5.3 million in incremental capitalizable debt issuance costs in conjunction with the issuance of the Senior Credit Facilities. Debt issuance costs estimated to be incurred in conjunction with the Acquisition have been amortized over the term of the respective debt instrument for the purposes of calculating the net pro forma adjustment to interest expense.

(d)    Deferred revenue – Adjustment reflects the effects of the pro forma adjustments made to decrease the assumed deferred revenue obligations to a fair value of $2.6 million, a reduction of $11.6 million from the carrying value. The calculation of the fair value is preliminary and subject to change. The fair value was determined based on the estimated costs to fulfill the remaining obligations plus the profit margin that a market participant would expect to receive. After the acquisition, this adjustment will not have a continuing impact on revenue as the obligations are expected to be completed within one year.

(e)    Deferred Tax – Deferred tax liability increased $138.4 million primarily due to the increased financial reporting basis of intangible assets without a corresponding increase to tax basis in most instances.  The deferred tax liability also increased due to a valuation allowance being placed on research and development credit carryforwards that may be limited due to the change in control. This estimate is preliminary and is subject to change based upon the Company's final determination of the fair values of identified intangible assets acquired and liabilities assumed in the transaction. Deferred tax assets were presented net with the deferred tax liabilities.

Accrued expenses - Income taxes payable increased by $15.8 million to reflect the elimination of research and development credits due to the change in control.

(f)    Other long-term liabilities – Adjustment reflects the fair value of deferred compensation liabilities of $8.6 million.

(g)    Shareholders' equity – Adjustment reflects the (i) elimination of the historical equity balances of Veda of common stock of $580.1 million, paid-in capital of $7.0 million, retained earnings of $10.1 million, accumulated other comprehensive loss of $24.9 million, treasury stock of $1.2 million, and noncontrolling interest of $4.4 million; (ii) the pro forma reduction to retained earnings consists of $19.8 million to eliminate the historical accumulated losses of Veda, $29.9 million, net of tax, to reflect the estimated Acquisition related fees and expenses incurred upon completion of the Acquisition and the pro forma reduction to retained earnings of $3.6 million ($2.3 million, net of tax), to reflect the post-combination compensation expense associated with the payment of unvested equity awards upon completion of the Acquisition.

The estimated fees and expenses and post-combination compensation expense associated with the payment of accelerated equity awards have been excluded from the unaudited pro forma condensed combined income statement as they reflect charges directly attributable to the Acquisition that will not have a continuing impact on Equifax’s operations.

(h)    Goodwill – Adjustment reflects the preliminary estimated adjustment to goodwill as a result of the Acquisition. Goodwill represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in pro forma footnote Note 4. The goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event management determines that the value of goodwill has become impaired, Equifax will incur an impairment charge for the amount of the impairment during the period in which the determination is made. The goodwill is attributable to new growth opportunities and the acquired assembled and trained workforce of Veda. The goodwill is not expected to be deductible for tax purposes. The preliminary pro forma adjustment to goodwill is calculated as follows:

Preliminary purchase price	$1,754.1
Less: Fair value of net assets to be acquired	(341.4)
Total estimated goodwill	1,412.7
Less: Veda reported goodwill	(607.1)
Pro forma adjustment to goodwill	$805.6

(i)    Provision for income taxes – Adjustment reflects the tax effects of the pro forma adjustments made to the pro forma income statement calculated at the Australian corporate tax rate of 30.0%. Those adjustments related to Equifax have been given tax effect at the blended federal and state statutory tax rate for Equifax of 37.5%. This rate does not reflect Equifax’s effective tax rate, which includes other tax items, such as foreign taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company.

(j)    Cash and cash equivalents – Adjustment reflects the preliminary net adjustment to cash in connection with the Acquisition:

Payment for the unvested equity awards	$3.6
Payment of transaction related expenses	42.4
Pro forma adjustment to cash and cash equivalents	$46.0

Components of the adjustment include (i) payment for the unvested equity awards upon completion of the Acquisition; and (ii) estimated transaction related expenses of $42.4 million expected to be expensed as incurred in connection with the Acquisition.

Historical transaction related expenses of $4.5 million and transaction related income of $4.6 million, have been removed from selling, general and administrative expense and other income (expense), net, respectively.

Note 8 - Veda Historical Financial Statements (IFRS as issued by the IASB)

The following tables below present Veda’s unaudited Consolidated Statement of Financial Position as of December 31, 2015 and the historical unaudited Consolidated Statement of Comprehensive Income for the fiscal year ended December 31, 2015. The financial statements are adjusted to conform to Equifax’s presentation format, and they have not been audited in this format. In addition, Veda’s financial statements were presented using the Australian dollar as the reporting currency. For purposes of the pro forma financial statements, the Australian dollar denominated financial statements have been converted to the U.S. Dollar, consistent with Equifax’s presentation. The tables below present the Australian dollar to U.S. Dollar conversion. The historical unaudited Consolidated Statement of Financial Position as of December 31, 2015 has been converted from the Australian dollar to the U.S. Dollar at the spot rate of 0.7251. The historical unaudited Consolidated Statement of Comprehensive Income for the year ended December 31, 2015 has been converted from the Australian dollar to the U.S. Dollar using the weighted average exchange rate during 2015 of 0.7529.

The unaudited consolidated statement of operations of Veda for the twelve months ended December 31, 2015 was determined by subtracting Veda’s unaudited interim condensed consolidated statement of operations for the six months ended December 31, 2014 (its first half of fiscal 2015) and adding Veda’s unaudited interim condensed consolidated statement of operations for the six months ended December 31, 2015 (its first half of fiscal 2016) from and to, respectively, Veda's audited consolidated statement of operations for the twelve months ended June 30, 2015.

Veda Group Limited
Condensed Consolidated Balance Sheet

(Unaudited)

December 31, 2015 (In millions)	Historical Veda-AUD	Historical Veda-USD

Current assets
Cash and cash equivalents	$29.9	$21.7
Trade and other receivables	46.8	34.0
Other prepayments and deposits	3.2	2.3
Total current assets	79.9	58.0
Non-current assets
Receivables	2.7	2.0
Investments in equity-accounted investees	35.4	25.7
Property, plant and equipment	6.3	4.5
Deferred tax assets	—	—
Intangible assets	976.3	707.9
Total non-current assets	1,020.7	740.1
Total assets	1,100.6	798.1

LIABILITIES
Current liabilities
Trade and other payables	29.1	21.1
Deferred revenue	6.7	4.8
Derivative financial instruments	0.3	0.2
Current tax liabilities	—	—
Provisions	8.0	5.8
Employee benefits	9.8	7.1
Total current liabilities	53.9	39.0
Non-current liabilities
Borrowings	248.4	180.1
Deferred tax liabilities	0.9	0.7
Provisions	13.7	9.9
Other non-current payables	6.1	4.4
Employee benefits	1.3	1.0
Total non-current liabilities	270.4	196.1
Total liabilities	324.3	235.1

EQUITY
Contributed equity	800.1	580.1
Other reserves	17.0	12.4
Accumulated losses	(44.0)	(31.8)
Capital and reserves attributable to owners of Veda Group Limited	773.1	560.7
Non-controlling interests	3.2	2.3
Total equity	$776.3	$563.0

Veda Group Limited
Condensed Consolidated Statement of Profit or Loss and Other Comprehensive Income

(Unaudited)

	For the Year Ended December 31, 2015
(In millions, except per share data)	Historical Veda - AUD	Historical Veda - USD

Revenue	356.4	268.3
Costs of external data and products used for resale	(65.6)	(49.4)
Employee benefits expense	(102.6)	(77.3)
Depreciation and amortisation expense	(31.3)	(23.6)
Software, technology and communication costs	(11.6)	(8.7)
Occupancy costs	(5.9)	(4.4)
Professional and legal fees	(4.6)	(3.4)
Travel and accommodation	(3.4)	(2.6)
Marketing and publications	(4.5)	(3.4)
Other expenses	(6.8)	(5.1)
Equifax acquisition related expenses	(3.2)	(2.4)
Finance income	0.6	0.4
Finance expenses	(12.2)	(9.2)
Share of profit from associates	4.4	3.3
Profit before income tax	109.7	82.5
Income tax expense	(29.8)	(22.4)
Profit for the period	$79.9	$60.1
Profit is attributable to:
Owners of Veda Group Limited	$79.3	$59.6
Non-controlling interests	$0.6	$0.5